Exhibit 10.2

ILLYRIA INC.
SA Thornwood Road, Toronto, ON M4W 2R8
Phone: (416) 823-7474
Fax: (416) 484-4480

CONFIDENTIAL

March 15, 2012

Mr. Hugh Aird
Chairman and Chief Executive Officer
American Lithium Minerals Inc.
2850 W. Horizon Ridge Parkway, Suite 200
Henderson, Nevada
89052

Dear Mr. Aird:

The purpose of this letter is to confirm the engagement of Illyria Inc. ("Illyria") by American Lithium Minerals Inc. (the "Company") to assist the Company in indentifying parties interested in purchasing either (a) 60% of the Company's interest in the Borate Hills project in Nevada (an"Asset Purchase"), or (b) the Company's issued and outstanding shares (a "Share Purchase"). For the purposes hereof, the term "Transaction" means either an Asset Purchase or a Share Purchase and the term "Company" includes subsidiaries of the Company and any entity that the Company may form or invest in to consummate a Transaction, and shall also include any successor to or assignee of all or a portion of the assets and/or businesses of the Company. This letter agreement (the"Agreement") will outline the terms of our engagement to provide certain services that may be requested.

1.	SERVICES

Illyria will assist the Company in identifying prospective parties to the Transaction (the "Prospects") and approaching and introducing such Prospects to the Company.

2.	COMPENSATION

(a)

At the close of a Transaction and conditional thereon, the Company will pay to Illyria a cash agency fee (the"Agency Fee") equal to 5% of the Transaction Consideration (as defined below) if any of the following Prospects completes a Transaction pursuant to the terms set out below:

	1.	If Trivest Pty. Ltd. or any related or affiliated party completes a Transaction with the Company for an aggregate purchase price equal to or exceeding $9,500,000 on or before March 31, 2013; or
2.

If any other Prospect enters into an agreement to conduct a Transaction with the Company for an aggregate purchase price equal to or exceeding $9,500,000 before September 30, 2012 and completes the Transaction on or before March 31, 2013.

(b)

In addition to the Agency Fee, the Company shall pay all applicable sales, use or other taxes exigible in connection with payment for the services provided hereunder. In addition, the Company shall pay to or reimburse Illyria for all expenses reasonably and properly incurred in connection with the performance of the services provided hereunder provided such expense has been approved, in writing, in advance by the Company before it is incurred and the Company receives appropriate documentation evidencing the expense.

(c)

For purposes of this Agreement, "Transaction Consideration" shall mean the fair market value of all cash, securities, and other property or other assets paid, payable, or received, including funded debt and other long-term liabilities and obligations reflected on the Company's most recent balance sheet (excluding normal working capital liabilities) which are assumed in connection with the Transaction, including. without limitation (a) any distributions made to the Company's shareholders in anticipation of the closing; (b) any payments in connection with any separate but related transaction or transactions affecting another business entity or any of its assets or securities (e.g., purchase or lease of any real estate or other assets, but in the case of a lease, Transaction Consideration shall include only sums in excess of current rentals paid to unrelated or unaffiliated third parties); and (c) any indebtedness for monies borrowed, including guarantees, which are assumed. For purposes of determining Transaction Consideration, the value of any securities (whether debt or equity) shall be equal to the average closing stock price for the ten trading days prior to closing of the Transaction; provided, however, that the value of securities that are not freely tradable or have no established public market shall be the fair market value as reasonably agreed upon by the parties. If any part of the Transaction Consideration shall be contingent upon future earnings, then Illyria shall be entitled to a cash Agency Fee on such additional Transaction Consideration if and when such additional Transaction Consideration is received. The Agency Fee for such Transaction Consideration paid or received after closing shall be payable when such Transaction Consideration is received.

3.	TERM OF AGREEMENT

This Agreement shall be terminated on the earlier of (a) closing of a Transaction, (b) September 30, 2012, or (c) by either the Company or Illyria at any time, with or without cause, upon 60 days written notice to that effect to the other party. Notwithstanding any termination of this Agreement, Sections 2 and 4 shall survive any termination of this Agreement along with any other provisions which expressly or by implication survive termination (collectively the "Surviving Provisions).

4.	GENERAL TERMS

(a)

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)

The parties acknowledge and agree that the Company's engagement of Illyria is as an independent contractor and that their respective rights and obligations as set forth herein are contractual in nature. Accordingly, the Company disclaims any intention to impose any fiduciary or agency obligations on Illyria by virtue of the engagement contemplated by this Agreement, and Illyria shall not be deemed to have any fiduciary or agency duties or obligations to any Prospects, other business entities or the Company, or their respective officers, directors, shareholders, affiliates or creditors, as a result of this Agreement or the services to be provided pursuant hereto. The Company agrees that any agreement documenting a Transaction as contemplated by this Agreement shall include provisions reasonably acceptable to Illyria in which the other parties to the Transaction disclaim and disavow any reliance upon Illyria in connection with the contemplated Transaction. Any such agreement shall also contain language in a form reasonably acceptable to Illyria which reflects that the other parties to the Transaction relied solely upon their own independent investigation and counsel before deciding to enter into the contemplated Transaction.

(c)

This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which shall together constitute one instrument This Agreement may also be executed by signatures on facsimiles.

(d)

This Agreement constitutes the entire agreement and understanding between Illyria and the Company regarding the subject matter hereof and supersede any and all prior, contrary agreements and understandings, whether oral or written, relating to the subject matter hereof. This Agreement cannot be modified or changed nor can any of its provisions be waived, except by a writing signed by all parties.

(e)

The services provided by Illyria are solely for the benefit of the Company and are not intended to confer any rights upon any persons or entities not a party hereto (including, without limitation, security holders, employees, or creditors of the Company) as against Illyria or its affiliates or their respective directors, officers, agents, and employees.

(f)	All communications concerning the Transaction shall be directed through Mr. Aird on behalf of the Company or such other person or persons as he may authorize. Illyria shall not communicate with any officer, employee, competitor, customer or supplier of the Company without the prior authorization of Mr. Aird. Any notice to the Company shall be made to the e-mail address hughaird@gmail.com and any notice to Illyria shall be made to the e-mail address lverner@bell.net.

If this Agreement conforms to your understanding of our agreed upon terms of engagement, please execute the acknowledgement below and return an executed copy of the Agreement to us. We look forward to working with you on this assignment.

Very truly yours,

ILLYRIA INC.

Per: /s/ signed
Authorized Signing Officer

AGREED AND ACCEPTED:

AMERICAN LITIHUM MINERALS INC.

Per: __________________
Authorized Signing Officer